UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2022

PACTIV EVERGREEN INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39528	98-1538656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 W. Field Court
Lake Forest, Illinois		60045
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 847 482-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	PTVE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 13, 2022, Pactiv LLC, a subsidiary of Pactiv Evergreen Inc. (the “Company”), entered into a commitment agreement (the “Agreement”), with Athene Annuity and Life Company and Athene Annuity & Life Assurance Company of New York (the “Insurers”) and the Pactiv Evergreen Inc. Pension Plans Investment Committee, acting solely in its capacity as the named fiduciary of the Pactiv Evergreen Pension Plan (the “Plan”). Under the Agreement, Pactiv LLC will purchase a non-participating group annuity contract (the “Annuity Contracts”) from each of the Insurers and transfer to the Insurers the future benefit obligations and annuity administration for approximately 10,200 retirees and beneficiaries under the Plan (the “Transferred Participants”).

Upon the payment of the premium to the Insurers and the closing of the transactions contemplated by the Agreement (the “Transaction”), the purchased pension benefit obligations for the Transferred Participants will be irrevocably transferred from the Plan to the Insurers, which will guarantee the pension benefits of the Transferred Participants. By transferring these obligations to the Insurers, the Company will reduce its gross pension plan liabilities by approximately $660 million, or approximately 40% of the Plan’s estimated projected benefit obligations as of September 13, 2022. The purchase of the Annuity Contracts will be funded directly by assets of the Plan.

Benefits payable to the Transferred Participants are not being reduced as a result of the Transaction. Likewise, benefits payable to participants who will remain in the Plan after the Transaction are not being reduced as a result of the Transaction.

The Transaction is subject to customary closing conditions, including certain termination clauses. The Company expects the purchase of the Annuity Contracts to be completed by September 20, 2022. Subject to certain conditions set forth in the Agreement, all Transferred Participants will continue to receive their benefits from the Plan until December 31, 2022, after which time, subject to the terms of the Agreement, the Insurers will assume responsibility for making direct payment of the benefits to the Transferred Participants and for administrative and customer service support regarding such benefits.

As a result of the Transaction, the Company expects to recognize a non-cash pre-tax pension settlement gain of approximately $50 million in the third quarter of 2022.

The aforementioned estimates of the reduction in gross pension plan liabilities and resulting settlement gain were based on market conditions and related management assumptions as of September 13, 2022. Actual results are subject to changes in market conditions and related management assumptions until the date of settlement, which is currently expected to be September 20, 2022. These changes may materially affect such estimates.

Forward-Looking Statements

This Item 1.01 of this Current Report on Form 8-K contains forward-looking statements, including statements related to the amount of the Company’s gross pension plan liabilities, the amount by which the Transaction will lower them, the non-cash pre-tax pension settlement gain that the Company expects to recognize and the date on which the purchase of the Annuity Contract will be completed. These forward-looking statements are based on management’s beliefs and assumptions and on information available to management as of the date they are made. However, investors should not place undue reliance on these forward-looking statements because they speak only as of the date they are made. The Company does not undertake any obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from the Company’s historical experience and its present expectations or projections. These risks and uncertainties include, but are not necessarily limited to, those described in the annual and quarterly reports the Company files with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2022

PACTIV EVERGREEN INC.

By:	/s/ Chandra J. Mitchell
Chandra J. Mitchell
Chief Legal Officer and Secretary